Exhibit 10.52

QUOTA SHARE RETROCESSION AGREEMENT

This Quota Share Retrocession Agreement (“Agreement”), dated as of April       , 2004, is made and entered into by and between ASSURED GUARANTY RE OVERSEAS LTD., formerly known as ACE CAPITAL RE OVERSEAS LTD. (the “Retrocedent”), an insurance company registered and licensed under the laws of the Islands of Bermuda, and ACE INA OVERSEAS INSURANCE COMPANY LTD. (the “Retrocessionaire”), an insurance company registered and licensed under the laws of the Islands of Bermuda.

In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Retrocedent and the Retrocessionaire agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.  Definitions.  For all purposes with regard to this Agreement, the following terms shall have the following meanings:

A.                                   “Allocated Loss Adjustment Expenses” means expenses paid by the Retrocedent on or after the Effective Date in connection with (i) the adjustment of claims under the Reinsurance Agreement, including, without limitation, court costs, interest upon judgments as it accrues, and allocated investigation, adjustment, and legal expenses chargeable to the investigation, negotiation, settlement or defense of a claim or (ii) the protection, perfection or exercise of any subrogation, salvage or recoupment rights under the Reinsurance Agreement.  For the avoidance of doubt, “Allocated Loss Adjustment Expenses” does not include salaries paid to employees of the Retrocedent or other overhead expenses.

B.                                     “Collateral Amount” has the meaning set forth in Article 8.

C.                                     “Covered Losses” means Reinsurance Agreement Losses and Allocated Loss Adjustment Expenses, net of reinsurance (other than the reinsurance provided hereunder) actually recovered.

D.                                    “Deposit Amount” means, as of any date of determination, an amount equal to (i) $32,200,000 plus (ii) amounts previously transferred to the Retrocedent in accordance with Article 8 hereof minus (iii) amounts previously appropriated by the Retrocedent in accordance with Article 8 hereof minus (iv) amounts previously transferred to the Retrocessionaire in accordance with Article 8 hereof plus (v) interest previously credited in accordance with Article 8 hereof.

E.                                      “Effective Date” means April 1, 2004.

F.                                      “Extra Contractual Obligations” means, with respect to the Reinsurance Agreement, any and all liabilities (whether they constitute compensatory, consequential, exemplary or punitive damages) not covered under any provision of the Reinsurance Agreement that arise from the handling of any claim on business covered thereunder, including without limitation, liabilities arising due to the failure by the Retrocessionaire (acting pursuant to the authority granted to it in Article 6 hereof) to settle within the policy limit, or by reason of alleged or actual negligence or bad faith of the Retrocessionaire in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against the insured thereunder or in the preparation or prosecution of an appeal consequent upon such action.

G.                                     “Quarterly Report” has the meaning set forth in Section 7.1.

H.                                    “Reinsurance Agreement” means that certain Quota Share Reinsurance Agreement, executed as of December 29, 1999, by and between JCJ Insurance Company and the Retrocedent (formerly known as KRE Reinsurance Ltd.) and attached hereto as Annex A.

I.                                         “Reinsurance Agreement Losses” means amounts paid by the Retrocedent on or after the Effective Date under the terms of the Reinsurance Agreement in respect of (i) claims incurred under the Reinsurance Agreement, including, without limitation, amounts paid in settlement of claims and in satisfaction of judgments or any arbitral awards, (ii) loss adjustment expenses of the reinsured that are ceded to the Retrocedent under the Reinsurance Agreement and (iii) Extra Contractual Obligations in respect of the Reinsurance Agreement.

J.                                        “Report Amount” has the meaning set forth in Article 8.

K.                                    “Retrocession Term” has the meaning set forth in Article 2.

L.                                      “Trust Account” means a trust account established by the Retrocessionaire for the benefit of the Retrocedent with a trustee that is reasonably acceptable to the Retrocedent and the Retrocessionaire.

Section 1.2.  Headings.  All captions, headings or titles preceding any Section or Article in this Agreement are solely for convenience of reference and are not part of this Agreement and shall not affect its meaning, construction or effect.

Section 1.3.                                Other Interpretative Provisions.  The following interpretive provisions apply to this Agreement:  (a) a reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement; (b) the singular includes the plural and the plural includes the singular; (c) the words “include,” “includes,” and “including” are not limiting; and (d) the words “herein,” “hereof,” “hereunder,” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

ARTICLE 2

TERM

Section 2.1.  Term.  The term of this Agreement (the “Retrocession Term”) shall commence at 12:01 a.m., eastern standard time, on the Effective Date and shall remain in force until such time as the Retrocedent has no further liability under the Reinsurance Agreement.

ARTICLE 3

TYPE

Quota share retrocession.

ARTICLE 4

COVERAGE

The Retrocedent hereby cedes to the Retrocessionaire, and the Retrocessionaire hereby assumes as reinsurance from the Retrocedent and agrees to pay Retrocedent, 100% of Covered Losses paid by the Retrocedent in respect of the Reinsurance Agreement.

ARTICLE 5

RETROCESSION PREMIUM

The premium payable by the Retrocedent hereunder is $32,200,000.  The Premium will be retained by the Retrocedent as a deposit; provided however, at the Retrocedent’s option, the Deposit Amount may be transferred to the Trust Account at any date on or after the date of execution and delivery of this Agreement.

ARTICLE 6

RIGHTS AND SETTLEMENTS; RIGHTS OF ASSOCIATION

The Retrocessionaire agrees to take any and all actions necessary or appropriate for the management of claims arising under the Reinsurance Agreement, including without limitation investigating, assessing, adjusting, arbitrating, litigating and settling claims, as appropriate, and shall conduct itself with the utmost good faith in taking such actions.  The

Retrocessionaire is hereby authorized and directed to undertake all such actions on behalf of the Retrocedent.

The Retrocedent agrees to abide by the claim settlements of the Retrocessionaire.  The Retrocessionaire shall be the sole judge of (i) the interpretation of the Reinsurance Agreement, (ii) what shall constitute a claim under the Reinsurance Agreement and (iii) the Retrocedent’s liability under the Reinsurance Agreement and the proper amounts for the Retrocedent to pay thereunder.

Subject to the foregoing, the Retrocedent shall have the right and shall be given the opportunity to, at its own expense, associate with any party in the defense of any suit or proceeding arising out of or connected with any claim under a Reinsurance Agreement.  In such event, the Retrocessionaire and the Retrocedent shall cooperate in all aspects of the defense of such suit or proceeding.

ARTICLE 7

REPORTS AND REMITTANCES

Section 7.1.  Quarterly Report.  Within 30 days following the end of each calendar quarter during the Retrocession Term, the Retrocedent will prepare and deliver to the Retrocessionaire a report (the “Quarterly Report”) containing information relevant to the calculation of the amount (other than amounts due and owing pursuant to Article 8 hereof), if any, owed by or to the Retrocessionaire hereunder in respect of such calendar quarter (which report shall be in such form as the Retrocedent and the Retrocessionaire shall reasonably agree).

Section 7.2.  Remittances.  Net payments owed to the Retrocessionaire shall accompany the Quarterly Report.  Net payments owed to the Retrocedent shall be made within ten (10) business days of delivery of the Quarterly Report; provided, however, at the option and upon the demand of the Retrocedent, when the amount due from the Retrocessionaire exceeds $100,000, the Retrocedent shall be paid by wire transfer of same day federal funds within two business days following the date of receipt by the Retrocessionaire of a special loss accounting.

Section 7.3.                                Reserve Report.           Within 30 days following the end of each calendar quarter during the Retrocession Term, the Retrocessionaire will prepare and deliver to the Retrocessionaire a report containing the Retrocessionaire’s good faith estimate of the loss reserves to be established by the Retrocedent in respect of the Reinsurance Agreement as of the end of such calendar quarter (which report shall be in such form as the Retrocedent and the Retrocessionaire shall reasonably agree).  The Retrocedent shall have no obligation to establish reserves in accordance with such estimate.

ARTICLE 8

COLLATERAL/SECURITY

Section 8.1.                                Collateral Report.    From time to time during the Retrocession Term, the Retrocedent will provide to the Retrocessionaire a written statement (the “Collateral Statement”) of the amount (such amount, the “Collateral Amount”) of collateral, if any, that the Retrocedent is required to post in respect of the Reinsurance Agreement.  In addition, the Retrocedent will provide a Collateral Statement at the request of the Retrocessionaire.

Section 8.2.  Deposit.  (a)  The terms of this Section 8.2 will apply from the date of execution and delivery of this Agreement until the date, if any, on which the Retrocedent transfers the Deposit Amount to the Trust Account.

(b)                                 Promptly (and in any event within five business days) following receipt of a Collateral Statement showing that the Collateral Amount exceeds the Deposit Amount, in each case as of as of the date of such Collateral Statement, the Retrocessionaire will promptly transfer such difference to the Retrocedent.  If on any day during the Retrocession Term the Collateral Amount is less than the Deposit Amount, in each case as of such day, the Retrocedent will promptly (and in any event within 5 business days of such day) transfer to the Retrocessionaire the lesser of (i) such difference and (ii) the positive difference between the Deposit Amount as of such day and $32,200,000.

(c)                                  At any time after the Retrocessionaire fails to make any payment owing to the Retrocedent under this Agreement as and when due, the Retrocedent may appropriate so much of the Deposit Amount as may be required to cure such default.  Until such time as the Deposit Amount has been utilized in such manner or returned to the Retrocessionaire pursuant to the terms hereof, interest thereon will be credited to the Retrocessionaire quarterly at rate per annum equal to the lesser of (i) the prime rate as of the first business day of such calendar quarter and (ii) the interest rate payable on the first six-month U.S. Treasury Bill issued during such calendar quarter.  Upon expiry of the Retrocessionaire’s liability hereunder, the Retrocedent shall pay to the Retrocessionaire the Deposit Amount as of such date of expiry.

Section 8.3.                                Trust Account.  (a)  The terms of this Section 8.3 will apply from and after the date, if any, on which the Retrocedent transfers the Deposit Amount to the Trust Account.

(b)                                 In the event the Retrocedent elects to transfer the Deposit Amount to a Trust Account, the Retrocedent and the Retrocessionaire shall enter into a trust agreement that establishes the Trust Account.  The trust agreement shall be reasonably acceptable to the Retrocedent and the Retrocessionaire in both form and substance.  The assets deposited in the Trust Account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types specified in paragraphs (1) and (2) of subsection (a) of section 1404 of the New York Insurance Law.  All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.

(c)                                  The Retrocedent and the Retrocessionaire agree that the assets in the Trust Account (i) may be withdrawn by the Retrocedent only to pay amounts the Retrocedent claims are due under this Agreement and (ii) shall be utilized and applied by the Retrocedent or any successor by operation of law of the Retrocedent (including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Retrocedent) without diminution because of insolvency on the part of the Retrocedent or the Retrocessionaire only to pay amounts the Retrocedent claims are due under this Agreement.

(d)                                 Promptly (and in any event within five business days) following receipt of a Collateral Statement showing that the Collateral Amount exceeds the market value of the assets in the Trust Account, in each case as of the date of such Collateral Statement, the Retrocessionaire will deposit in the Trust Account qualified assets with a market value at least equal to such difference.  If on any day during the Retrocession Term the Collateral Amount is less than the market value of the assets in the Trust Account, in each case as of such day, the Retrocedent will promptly (and in any event within five business days of such day) transfer to the Trust Account assets with a market value at least equal to the lesser of (i) such difference and (ii) the positive difference between the Deposit Amount as of such day and $32,200,000.

(e)                                  The Retrocessionaire has the right to seek approval from the Retrocedent to withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Retrocessionaire, provided that:

1.                           the Retrocessionaire shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a market value at least equal to the market value of the assets withdrawn so as to maintain at all times the deposit in the required amount; or

2.                           after such withdrawal and transfer, the market value of the Trust Account is not less than the Collateral Amount.

The Retrocedent shall be the sole judge as to the application of this provision, but shall not unreasonably or arbitrarily withhold its approval.

Section 8.4.  Surety Bond, Etc.  If on any day during the Retrocession Term the Retrocedent is required to procure a surety bond or some other form of security in connection with any litigation, arbitration or similar action (howsoever described) arising out of or in any way connected to the Reinsurance Agreement, the Retrocessionaire shall reimburse the Retrocedent for any and all costs incurred by the Retrocedent in connection with such procurement.

ARTICLE 9

GENERAL CONDITIONS

Section 9.1.  Follow the Fortunes.  This Agreement is based on the original terms of the Reinsurance Agreement so that the Retrocessionaire’s rights and obligations vis-à-vis the Retrocedent with respect to the reinsurance provided under this Agreement shall, subject to the terms of this Agreement, follow the fortunes of the Retrocedent in all respects under the Reinsurance Agreement.

Section 9.2.  No Third Party Rights.  Nothing herein shall be construed to expand the liability of the Retrocessionaire beyond what is specifically assumed under this Agreement by creating in any third party any rights hereunder.

Section 9.3. Insolvency.  In the event of the insolvency of the Retrocedent, this reinsurance shall be payable directly to the Retrocedent, or its liquidator, receiver, conservator or statutory successor, on the basis of the liability of the Retrocedent without diminution because of the insolvency of the Retrocedent or because the liquidator, receiver, conservator or statutory successor of the Retrocedent has failed to pay all or a portion of any claim.  It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Retrocedent shall give written notice to the Retrocessionaire of the pendency of a claim against the Retrocedent with respect to the Reinsurance Agreement within a reasonable time after such claim is filed in the liquidation, conservation or rehabilitation proceeding or in the receivership.  During the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Retrocedent or its liquidator, receiver, conservator or statutory successor.  The expense thus incurred by the Retrocessionaire shall be chargeable, subject to the approval of the court, against the Retrocedent as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Retrocedent solely as a result of the defense undertaken by the Retrocessionaire.

Section 9.4.  Access to Records.  Upon reasonable notice, the Retrocessionaire or its duly authorized representative shall have access to and the right to inspect the books and records of the Retrocedent that pertain to this Agreement or the Reinsurance Agreement.  In addition, the Retrocedent shall use commercially reasonable efforts to cause JCJ Insurance Company to allow the Retrocessionaire or its duly authorized representative to have access to and the right to inspect the books and records JCJ Insurance Company to the extent such books and records pertain to such Reinsurance Agreement.

Section 9.5.  Offset.  The Retrocessionaire or the Retrocedent may offset any balance(s) due from one party to the other under this Agreement or any other agreement exclusively between the parties hereto.  The party asserting the right of offset may exercise such right at any time whether the balance(s) due are on account of premiums or losses or otherwise.  In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable law.

Section 9.6.  Errors and Omissions.  Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified as soon as possible after discovery.

Section 9.7.  Governing Law.  This Agreement shall be governed by and is to be construed in accordance with the laws of the State of New York without giving effect to conflict of law rules thereof.

Section 9.8.  Arbitration.  Any dispute or other matter in question relating to this Agreement that cannot be resolved by the Retrocedent and the Retrocessionaire arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, will be subject to arbitration.  Arbitration will be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen and cannot be otherwise settled by the parties.

Within thirty (30) days of the non-initiating party’s receipt of notice of arbitration, each party will appoint a disinterested individual as arbitrator and the two so appointed will then appoint a third arbitrator who will serve as the umpire.  If either party fails to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator.  If the two arbitrators do not agree on a third arbitrator within fifteen (15) days of the date on which the second arbitrator was appointed, the parties shall employ the ARIAS-U.S. Umpire Appointment Procedures to appoint the third arbitrator.  If the ARIAS-U.S. Umpire Appointment Procedures have been terminated, the parties shall jointly petition the New York office of the American Arbitration Association to appoint the third arbitrator.  The arbitrators will be present or former officers of insurance or reinsurance companies or attorneys experienced in reinsurance matters who do not have a personal or financial interest in the result of the arbitration and who are not past or current officers, employees or directors of the Retrocedent, the Retrocessionaire or their respective affiliates.

The arbitration hearings will be held in New York, New York, or such other place as the parties may mutually agree.  Within thirty (30) days after appointment of the third arbitrator, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.  The decision of the panel shall be rendered within forty-five (45) days following the termination of the hearings.

In making its decision, the panel shall consider the customs and practices of the reinsurance industry.  The arbitrators will not be obliged to follow judicial formalities or the rules of evidence except to the extent required by the laws of the State of New York.  Insofar as the arbitration panel looks to substantive law, it shall apply the laws of the State of New York without regard to its conflict of laws rules.  The decision of any two arbitrators when rendered in writing shall be final and binding.  The panel is empowered to grant interim relief as it may deem appropriate.  Judgment upon the award may be entered in any court having jurisdiction thereof.  The substantive laws of the State of New York, without regard to its conflict of laws rules, will govern any action or suit brought to compel any such arbitration or to enforce any award rendered pursuant to such arbitration.  It is agreed that the arbitrators shall not have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator.  The remaining costs of the arbitration shall be allocated by the panel.  The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

Except as provided above, arbitration will be based, to the extent applicable, upon ARIAS-U.S. procedures.

The procedures specified in this Section will be the sole and exclusive procedures for the resolution of irreconcilable disputes between the parties arising out of or relating to this Agreement.

This Section shall survive the termination of this Agreement.

Section 9.9.  Service of Suit.  Each party hereby irrevocably submits to the nonexclusive jurisdiction of any Federal or State of New York court sitting in the State of New York over any suit, action or proceeding relating to the enforcement of the parties’ agreement to arbitrate or the enforcement of an arbitral award.  Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Each party agrees that a final judgment, not subject to any further appeal, in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon it and will be given effect in its state or country of domicile, as applicable, to the fullest extent permitted by applicable law and may be enforced in any Federal or State of New York court sitting in the State of New York, by a suit upon such judgment, provided that service of process is effected upon it as specified in this Section or as otherwise permitted by law.  Nothing herein shall be deemed to limit or waive a party’s right to remove a suit, action or proceeding to Federal court.

Further, each party hereby designates the Superintendent of Insurance of the State of New York, or his successor or successors in office, as the true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the other party under this Agreement and arising out of this Agreement, and hereby designates the person named in the “Notice” provision of this Agreement as the person to whom the Superintendent or such successor is authorized to mail such process or a true copy thereof.

Each party hereby consents to process being served in any suit, action or proceeding of the nature referred to above in any Federal or State of New York court sitting in the State of New York by service of process as set forth above; provided that, to the extent lawful and possible, written notice of said service shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the other party at its address specified herein or to any other address of which such party shall have given notice.  Each party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such party.

Service of process may be affected in any other manner permitted by law. Nothing in this Section shall limit the right of a party to bring proceedings against the other party in any court having jurisdiction over such other party and such proceeding for the purpose of enforcing the parties’ agreement to arbitrate or to enforce an arbitral award.

Section 9.10.  Notice.  As used in this Agreement, notice shall mean any and all notices, requests, demands or other communications required or permitted to be given hereunder.  All notices shall be in writing and shall be (i) delivered personally, (ii) sent by an overnight delivery service, or (iii) sent by confirmed facsimile transmission, addressed to the parties at the addresses set forth below.  Any such notice shall be deemed given (i) in the case of personal delivery, when so delivered personally, (ii) if sent by overnight delivery service, one day after delivery of such notice to such service, and (iii) if sent by confirmed facsimile transmission, at the time of transmission.

If to the Retrocedent:

Assured Guaranty Re Overseas Ltd.
Victoria Hall
11 Victoria Street
PO Box HM 1826
Hamilton, Bermuda HM HX
Facsimile:  441-292-1563
Attention: Corporate Secretary

with a copy to:

ACE Capital Re Inc.

1325 Avenue of the Americas

New York, New York 10019

Telephone:  212-974-0100

Facsimile:   212-581-3268

Attention:  General Counsel

If to the Retrocessionaire:

ACE INA Overseas Insurance Company Ltd.

c/o ACE Financial Solutions

1133 Avenue of the Americas

New York, NY 10036

Telephone:  212-642-7800

Facsimile:  212-642-7801

Attention:  President

The Retrocedent and the Retrocessionaire shall provide each other with wiring instructions for monies to be transferred under this Agreement promptly after execution of this Agreement and at the time of any change in such instructions.

Section 9.11.  Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.

Section 9.12.  Amendments.  This Agreement may not be modified or amended except by mutual written consent of the parties.

Section 9.13.  Changes to Reinsurance Agreement.  The Retrocedent shall not amend, modify, supplement or assign the Reinsurance Agreement without the prior written consent of the Retrocessionaire (such consent not to be unreasonably withheld).

Section 9.14.  Waivers.  The terms of this Agreement may be waived only with the written consent of the party waiving compliance. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 9.15.  Entire Agreement; Rights and Remedies.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior written and oral statements with respect hereto.  The rights and remedies provided herein are cumulative and are not exclusive or any rights or remedies that any party may have at law or in equity.

Section 9.16.  Counterparts.  This Agreement may be executed in any number or counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.17.                         Severability.                              If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstances, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants and conditions shall continue in full force and effect as if this

Agreement had been executed with the invalid or unenforceable portion eliminated, but only if (a) this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and (b) the deletion of such portion of this Agreement does not substantially impair the respective benefits or expectations for the parties to this Agreement.

Section 9.18.                         Further Assurances.                                   Each party hereto shall, at any time and from time to time after the first date written above, upon request of any other party hereto, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, instruments, assignments and assurances as may be reasonably required in order to carry out the intent of this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of each of the parties as of the date first above written.

ASSURED GUARANTY RE OVERSEAS LTD.

By:
Name:
Title:

ACE INA OVERSEAS INSURANCE COMPANY LTD.

By:
Name:
Title:

ANNEX A

[Attach Reinsurance Agreement]